Exhibit 3.4

Harman Finance International, S.C.A.

Société en commandite par actions

Siège social: 6, rue Eugène Ruppert, L-2453 Luxembourg,

Grand-Duché de Luxembourg

CONSTITUTION DE SOCIETE

DU 21 APRIL 2015

NUMERO 15/

In the year two thousand and fifteen, on the twenty-first day of April.

Before the undersigned, Maître Henri Beck, a notary resident in Echternach, Grand Duchy of Luxembourg,

THERE APPEARED:

1.	Harman International Industries, Incorporated, a public company incorporated under the laws of the State of Delaware, United States of America, having its registered office at 100 West Tenth Street, Wilmington, Delaware 19801, United States of America, registered with the Secretary of State of the State of Delaware, under number 0886255, here represented by Peggy Simon, employee, whose professional address is L-6475 Echternach, 9, Rabatt, by virtue of a power of attorney given in Stamford, Connecticut, United States of America, on April 21, 2015.

2.	Harman Finance International GP S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of Luxembourg, having its registered office at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg, in the process of registration with the Luxembourg Register of Commerce and Companies and having a share capital of EUR 12,500.-, here represented by Peggy Simon, employee, whose professional address is L-6475 Echternach, 9, Rabatt, by virtue of a power of attorney given in Luxembourg, Grand Duchy of Luxembourg, on April 21, 2015.

After signature ne varietur by the authorised representative of the appearing parties and the undersigned notary, the powers of attorney will remain attached to this deed to be registered with it.

The appearing parties, represented as set out above, have requested the undersigned notary to state, as follows, the articles of incorporation of a corporate partnership limited by shares (société en commandite par actions), which is hereby incorporated:

I. NAME – TYPES OF SHAREHOLDERS – REGISTERED OFFICE – OBJECT – DURATION

Art. 1.	Name / Types of Shareholders

1.1	The name of the company is “Harman Finance International, S.C.A.” (the Company). The Company is a corporate partnership limited by shares (société en commandite par actions) governed by the laws of the Grand Duchy of Luxembourg and, in particular, the law of August 10, 1915, on commercial companies, as amended (the Law), and these articles of incorporation (the Articles).

1.2	The Company’s shareholders are (i) Harman Finance International GP S.à r.l., a private liability company (société à responsabilité limitée) existing under Luxembourg Law (the Managing Shareholder) and (ii) the limited shareholder or shareholders (actionnaires commanditaires) upon incorporation of the Company and any person or entity that becomes a limited shareholder from time to time (collectively the Limited Shareholders).

1.3	The Managing Shareholder is jointly and severally liable for all liabilities of the Company to the extent that they cannot be paid out of the assets of the Company.

1.4	The Limited Shareholders are liable up to the amount of the capital committed by them to the Company on subscribing for the shares.

1.5	The Limited Shareholders and the Managing Shareholder are, in the Articles, collectively referred to as the Shareholders and individually as a Shareholder.

Art. 2.	Registered office

2.1	The Company’s registered office is established in the city of Luxembourg, Grand Duchy of Luxembourg. It may be transferred within the city of Luxembourg by a resolution of the Managing Shareholder. It may be transferred to any other location in the Grand Duchy of Luxembourg by a resolution of the general meeting of Shareholders (the General Meeting), acting in accordance with the conditions prescribed for the amendment of the Articles.

2.2	Branches, subsidiaries or other offices may be established in the Grand Duchy of Luxembourg or abroad by a resolution of the Managing Shareholder. If the Managing Shareholder determines that extraordinary political or military developments or events have occurred or are imminent, and that those developments or events may interfere with the normal activities of the Company at its registered office, or with the ease of communication between that office and persons abroad, the registered office may be temporarily transferred abroad until the developments or events in question have completely ceased. Any such temporary measures do not affect the nationality of the Company, which, notwithstanding the temporary transfer of its registered office, will remain a Luxembourg incorporated company.

Art. 3.	Corporate object

3.1	The Company’s object is the acquisition of participations, in Luxembourg or abroad, in any companies or enterprises in any form whatsoever, and the management of those participations. The Company may in particular acquire, by subscription, purchase and exchange or in any other manner, any stock, shares and other participation securities, bonds, debentures, certificates of deposit, loans, receivables and other debt instruments and, more generally, any securities and financial instruments issued by any public or private entity. It may participate in the creation, development, management and control of any company or enterprise. Further, it may invest in the acquisition and management of a portfolio of patents or other intellectual property rights of any nature or origin.

3.2	The Company may borrow in any form. It may issue notes, bonds and any kind of debt and equity securities. It may lend funds, including, without limitation, the proceeds of any borrowings, to its subsidiaries, affiliated companies and any other companies. It may also give guarantees and pledge, transfer, encumber or otherwise create and grant security over some or all of its assets to guarantee its own obligations and those of any other company, and, generally, for its own benefit and that of any other company or person. For the avoidance of doubt, the Company may not carry out any regulated financial sector activities without having obtained the requisite authorisation to perform such activities.

3.3	The Company may use any techniques, legal means and instruments to manage its investments efficiently and protect itself against credit risks, currency exchange exposure, interest rate risks and other risks.

3.4	The Company may carry out any commercial, financial or industrial operation and any transaction with respect to real estate or movable property which, directly or indirectly, favours or relates to its corporate object.

Art. 4.	Duration

4.1	The Company is formed for an unlimited period.

4.2	The Company shall not be dissolved by reason of the death, suspension of civil rights, incapacity, insolvency, bankruptcy, liquidation or any similar event affecting one or more Shareholders

II. CAPITAL – SHARES

Art. 5.	Capital

5.1	The share capital is set at thirty-one thousand euros (EUR 31,000.-), represented by one (1) management share (the Management Share) and thirty thousand nine hundred and ninety nine (30,999) ordinary shares (the Ordinary Shares), all in registered form, having a nominal value of one euro (EUR 1.-) each.

The Management Share and the Ordinary Shares are collectively referred to as the Shares and individually as a Share.

5.2	The share capital may be increased or decreased on one or several occasions by a resolution of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles.

Art. 6.	Shares

6.1	The Shares are indivisible and the Company recognises only one (1) owner per Share.

6.2	The Shares are and will remain in registered form (actions nominatives).

6.3	A register of Shares shall be kept at the registered office and may be examined by any Shareholder on request.

6.4	A Share transfer shall be carried out by the entry in the register of shares of a declaration of transfer, duly signed and dated by either:

(i)	both the transferor and the transferee or their authorised representatives; or

(ii)	any authorised representative of the Company,

following a notification to, or acceptance by, the Company, in accordance with Article 1690 of the Luxembourg Civil Code.

6.5	Any document recording the agreement between the transferor and the transferee, which is validly signed by both parties, may be accepted by the Company as evidence of a share transfer.

6.6	The transfer of the Management Share requires an approval of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles.

6.7	The Company may redeem its own shares within the limits set out in the Law.

III. MANAGEMENT – REPRESENTATION

Art. 7.	Management

7.1	The Company shall be managed by the Managing Shareholder for the duration of the Company, unless the Managing Shareholder is dismissed or resigns for legitimate cause in which case an approval of the General Meeting acting in accordance with the conditions prescribed for the amendment of the Articles shall be required.

7.2	All powers not expressly reserved to the Shareholders or the External Auditor(s) (as defined in article 11) by the Law or the Articles fall within the competence of the Managing Shareholder, who has all powers to carry out and approve all acts and operations consistent with the Company’s corporate object.

7.3	The Managing Shareholder may delegate special or limited powers to one or more agents for specific matters.

7.4	Transactions entered into by the Company which conflict with the interest of its Managing Shareholder must be recorded in minutes. This does not apply to transactions carried out under normal circumstances in the ordinary course of business of the Company. No contract or other transaction between the Company and any other company or person shall be affected or invalidated by the fact that the Managing Shareholder or any officer of the Company is interested in the transaction, or is a director, associate, officer or employee of such other company or person.

Art. 8.	Representation

8.1	The Company shall be bound towards third parties in all matters by the signature of the Managing Shareholder.

8.2	The Company shall also be bound towards third parties by the joint or single signature of any person(s) to whom special signatory powers have been delegated.

IV. GENERAL MEETINGS OF SHAREHOLDERS

Art. 9.	Powers and voting rights

9.1	Resolutions of the Shareholders shall be adopted at a general meeting of shareholders (each a General Meeting).

9.2	Each share entitles the holder to one (1) vote.

Art. 10.	Notices, quorum, majority and voting proceedings

10.1	The Shareholders may be convened to General Meetings by the Managing Shareholder. The Shareholders must be convened to a General Meeting following a request from Shareholders representing more than one-tenth of the share capital.

10.2	Written notice of any General Meeting shall be given to all Shareholders at least eight (8) days prior to the date of the meeting, except in the case of an emergency, in which case the nature and circumstances of such shall be set out in the notice.

10.3	General Meetings shall be held at such place and time as specified in the notices.

10.4	If all the Shareholders are present or represented and consider themselves as duly convened and informed of the agenda of the General Meeting, it may be held without prior notice.

10.5	A Shareholder may grant written power of attorney to another person or entity (who need not be a shareholder) in order to be represented at any General Meeting.

10.6	Any Shareholder may participate in any General Meeting by telephone or video conference, or by any other means of communication which allows all those taking part in the meeting to identify, hear and speak to each other. Participation by such means is deemed equivalent to a participation in person at the meeting.

10.7	Any Shareholder may vote by using the forms provided by the Company for that purpose. Voting forms must contain the date, place and agenda of the meeting and the text of the proposed resolutions. For each resolution, the form must contain three boxes allowing for a vote for or against that resolution or an abstention. Shareholders must return the voting forms to the Company’s registered office. Only voting forms received prior to the General Meeting shall be taken into account in calculating the quorum and the majority of the General Meeting. Voting forms which indicate neither a voting intention nor an abstention shall be considered void.

10.8	Resolutions to be adopted at General Meetings shall be passed by a simple majority vote, regardless of the proportion of the share capital present or represented.

10.9

An extraordinary General Meeting may only amend the Articles if at least one-half of the share capital is represented and the agenda indicates the proposed amendments to the Articles, including the text of any proposed amendment to the Company’s object or form. If this quorum is not reached, a second General Meeting shall be convened by means of notices published twice in the Mémorial and two Luxembourg newspapers, at an interval of at least fifteen (15) days and fifteen (15) days before the meeting. These notices shall state the date and agenda of the General Meeting and the results of the previous General Meeting. The second General Meeting shall deliberate validly regardless of the proportion of the capital represented. At both General Meetings, resolutions must be adopted by at least two-thirds of the votes cast, which shall include the consent of the Managing Shareholder unless otherwise specified by these Articles. If the Managing Shareholder is dismissed for legitimate cause (cause légitime), any amendment to article 1 of the Articles shall not require the consent of the Managing Shareholder.

10.10	Any amendment of the Articles or transfer of Shares which would have as a consequence a change of the Managing Shareholder shall require the unanimous consent of all the Shareholders (save that in case of bankruptcy, liquidation or similar event of the Managing Shareholder, the consent of the Managing Shareholder or its legal representative shall not be required).

10.11	Any amendment of the Articles whereby a supervisory board would be introduced in the Articles in lieu of (an) External Auditor(s) (as defined in article 11) shall require the unanimous consent of all the Shareholders.

10.12	Any change in the nationality of the Company and any increase of a Shareholder’s commitment in the Company (being understood that any increase of the liability of the Managing Shareholder jointly with the Company shall not be deemed an increase of the Managing Shareholder’s commitment in the Company) shall require the unanimous consent of the Shareholders and the bondholders (if any).

V. – SUPERVISION – ANNUAL ACCOUNTS – ALLOCATION OF PROFITS

Art. 11.	Réviseurs d’entreprises

11.1	The Company’s accounts and operations shall be reviewed, audited and supervised by one or more approved external auditors (réviseurs d’entreprises agréés) (the External Auditor(s)). The Company will not have a Supervisory Board.

11.2	The General Meeting shall appoint the External Auditor(s), and determine their number and remuneration and the term of its/their office, which may not exceed six (6) years but which may be renewed.

Art. 12.	Financial year and approval of annual accounts

12.1	The financial year begins on the first (1) of July and ends on the thirtieth (30) of June of each year.

12.2	Each year, the Managing Shareholder must prepare the balance sheet and profit and loss account, together with an inventory stating the value of the Company’s assets and liabilities, with an annex summarising the Company’s commitments and the debts owed by the Managing Shareholder to the Company.

12.3	One month before the annual General Meeting, the Managing Shareholder shall provide the External Auditor(s) with a report on, and documentary evidence of, the Company’s operations. The External Auditor(s) shall then prepare a report setting out its proposals.

12.4	The annual General Meeting shall be held at the registered office or any other place within the municipality of the registered office, as specified in the notice, on the second Monday of November of each year at 10.00 a.m. If such day is not a business day in Luxembourg, the annual General Meeting shall be held on the following business day.

12.5	The annual General Meeting may be held abroad if, in the Managing Shareholder’s absolute discretion, exceptional circumstances so require.

Art. 13.	Allocation of profits

13.1	Five per cent. (5%) of the Company’s annual net profits must be allocated to the reserve required by law (the Legal Reserve). This requirement ceases when the Legal Reserve reaches an amount equal to ten per cent. (10%) of the share capital.

13.2	The General Meeting shall determine the allocation of the balance of the annual net profits. It may decide on the payment of a dividend (in which case the approval of the Managing Shareholder is required), to transfer the balance to a reserve account, or to carry it forward in accordance with the applicable legal provisions.

13.3	Interim dividends may be distributed at any time, subject to the following conditions:

(i)	the Managing Shareholder must draw up interim accounts;

(ii)	the interim accounts must show that sufficient profits and other reserves (including share premium) are available for distribution; it being understood that the amount to be distributed may not exceed the profits made since the end of the last financial year for which the annual accounts have been approved, if any, increased by profits carried forward and distributable reserves, and reduced by losses carried forward and sums to be allocated to the legal or a statutory reserve;

(iii)	within two (2) months of the date of the interim accounts, the Managing Shareholder must resolve to distribute the interim dividends; and

(iv)	the External Auditor(s), as applicable, must prepare a report addressed to the Managing Shareholder which must verify whether the above conditions have been met.

VI. DISSOLUTION – LIQUIDATION

14.1.	The Company may be dissolved at any time by a resolution of the General Meeting, acting in accordance with the conditions prescribed for the amendment of the Articles. The General Meeting shall appoint one or several liquidators, who need not be Shareholders, to carry out the liquidation and shall determine their number, powers and remuneration. Unless otherwise decided by the General Meeting, the liquidators shall have full powers to realise the Company’s assets and pay its liabilities.

14.2.	The surplus (if any) after realisation of the assets and payment of the liabilities shall be distributed to the Shareholders in proportion to the shares held by each of them.

VII. GENERAL PROVISION

15.1.	Notices and communications are made or waived and circular resolutions may be evidenced in writing, by fax, e-mail or any other means of electronic communication.

15.2.	Powers of attorney may be granted by any of the means described above.

15.3.	Signatures may be in handwritten or electronic form, provided they fulfil all legal requirements to be deemed equivalent to handwritten signatures. Signatures of circular resolutions or resolutions adopted by telephone or video conference may appear on one original or on several counterparts of the same document, all of which taken together, shall constitute one and the same document.

15.4.	All matters not expressly governed by these Articles shall be determined in accordance with applicable law and, subject to any mandatory provisions of applicable law, with any agreement entered into by the Shareholders from time to time.

15.5.	The Articles are worded in English, followed by a French version; in case of discrepancies between the English and the French texts, the English version will prevail.

TRANSITORY PROVISION

The Company’s first financial year shall begin on the date of this deed and end on the thirtieth (30) of June 2015.

SUBSCRIPTION AND PAYMENT

Harman International Industries, Incorporated, represented as stated above, subscribes for thirty thousand nine hundred and ninety nine (30,999) Ordinary Shares in registered form, having a nominal value of one euro (EUR 1.-) each, and agrees to pay them in full by a contribution in cash in the amount of thirty thousand nine hundred and ninety nine euros (EUR 30,999.-).

Harman Finance International GP S.à r.l., represented as stated above, subscribes for one (1) Management Share in registered form, having a nominal value of one euro (EUR 1.-), and agrees to pay them in full by a contribution in cash of one euro (EUR 1.-).

The amount of thirty-one thousand euros (EUR 31,000.-) is at the Company’s disposal and evidence of such amount has been given to the undersigned notary.

COSTS

The expenses, costs, fees and charges of any kind whatsoever to be borne by the Company in connection with its incorporation are estimated at approximately one thousand four hundred Euro (EUR 1,400.-).

RESOLUTIONS OF THE SHAREHOLDERS

Immediately after the incorporation of the Company, its Shareholders, representing the entire subscribed share capital, adopted the following resolutions:

1.	Harman Finance International GP S.à r.l. is appointed as general managing shareholder (actionnaire-gérant commandité) of the Company, with Todd Andrew Suko, lawyer, born on December 4, 1966, in California, United States of America, having its professional address at 400 Atlantic Street, 15th Floor, Stamford, Connecticut 06901, United States of America, as its permanent representative.

2.	The registered office of the Company is set at 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand Duchy of Luxembourg.

3.	KMPG Luxembourg S.à r.l., having its registered office at 39, Avenue John F. Kennedy, L-1855 Luxembourg, Grand Duchy of Luxembourg, is appointed as approved external auditor (réviseur d’entreprises agréé) of the Company for a period of six years.

DECLARATION

The undersigned notary, who understands and speaks English, states that at the request of the appearing parties, this deed is drawn up in English, followed by a French version and that in the case of divergences, the English text prevails.

This notarial deed is drawn up in Echternach, on the date stated above.

After reading this deed aloud, the notary signs it with the authorised representative of the appearing parties.

SUIT LA TRADUCTION FRANCAISE DU TEXTE QUI PRECEDE:

L’an deux mille quinze, le vingt-et-unième jour du mois d’avril,

Par devant Maître Henri Beck, notaire de résidence à Echternach, Grand-Duché de Luxembourg,

ONT COMPARU:

1.	Harman International Industries, Incorporated, une société anonyme régie par le droit du Delaware, ayant son siège social à 100 West Tenth Street, Wilmington, Delaware 19801, États-Unis, enregistrée auprès du Secretary of State of the State of Delaware sous le numéro 0886255, représentée par Peggy Simon employée, avec adresse professionnelle à L-6475 Echternach, 9, Rabatt, en vertu d’une procuration donnée à Stamford, Connecticut, États-Unis, le 21 avril 2015.

2.	Harman Finance International GP S.à r.l., une société à responsabilité limitée régie et existant sous le droit luxembourgeois, ayant son siège social au 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché du Luxembourg, non encore enregistrée auprès du registre de Commerce et des Sociétés de Luxembourg, et ayant un capital social d’un montant de EUR 12.500,-, représentée par Peggy Simon employée, avec adresse professionnelle à L-6475 Echternach, 9, Rabatt, en vertu d’une procuration donnée à Luxembourg, Grand-Duché de Luxembourg, le 21 avril 2015.

Après avoir été signées ne varietur par le mandataire des parties comparantes et le notaire instrumentant, lesdites procurations resteront annexées au présent acte pour les formalités de l’enregistrement.

Les parties comparantes, représentées comme indiqué ci-dessus, ont prié le notaire instrumentant d’acter de la façon suivante les statuts d’une société en commandite par actions qui est ainsi constituée :

I. DENOMINATION – TYPES D’ACTIONNAIRES – SIEGE SOCIAL – OBJET– DUREE

Art. 1.	Dénomination / Types d’actionnaires

1.1	Le nom de la société est “Harman Finance International, S.C.A.” (la Société). La Société est une société en commandite par actions régie par les lois du Grand-Duché de Luxembourg, et en particulier par la loi du 10 août 1915 sur les sociétés commerciales, telle que modifiée (la Loi), ainsi que par les présents statuts (les Statuts).

1.2	Les actionnaires de la Société sont (i) Harman Finance International GP S.à r.l., une société à responsabilité limitée régie et existant sous le droit luxembourgeois, (l’Actionnaire Commandité) et (ii) l’actionnaire commanditaire ou les actionnaires commanditaires au moment de la constitution de la Société et toute(s) personne(s) ou entité(s) qui deviendra/ont par la suite un actionnaire commanditaire (désignés ensemble comme les Actionnaires Commanditaires).

1.3	L’Actionnaire Commandité est indéfiniment et solidairement responsable des engagements sociaux dans la mesure où ils ne peuvent pas être payés des deniers de la Société.

1.4	Les Actionnaires Commanditaires sont responsables dans la limite de leurs apports.

1.5	L’Actionnaire Commandité et les Actionnaires Commanditaires sont ensemble désignés dans les Statuts comme étant les Actionnaires et individuellement comme un Actionnaire.

Art. 2.	Siège social

2.1	Le siège social de la Société est établi dans la ville de Luxembourg, Grand-Duché de Luxembourg. Il peut être transféré dans la ville de Luxembourg par décision de l’Actionnaire Commandité. Le siège social peut être transféré en tout autre endroit du Grand-Duché de Luxembourg par une résolution de l’assemblée générale des Actionnaires (l’Assemblée Générale), selon les modalités requises pour la modification des Statuts.

2.2	Il peut être créé des succursales, filiales ou autres bureaux tant au Grand-Duché de Luxembourg qu’à l’étranger par décision de l’Actionnaire Commandité. Lorsque l’Actionnaire Commandité estime que des développements ou événements extraordinaires d’ordre politique ou militaire se sont produits ou sont imminents, et que ces développements ou évènements sont de nature à compromettre les activités normales de la Société à son siège social, ou la communication aisée entre le siège social et l’étranger, le siège social peut être transféré provisoirement à l’étranger, jusqu’à cessation complète de ces circonstances. Ces mesures provisoires n’ont aucun effet sur la nationalité de la Société qui, nonobstant le transfert provisoire de son siège social, reste une société luxembourgeoise.

Art. 3.	Objet social

3.1	L’objet de la Société est la prise de participations, tant au Luxembourg qu’à l’étranger, dans toutes sociétés ou entreprises sous quelque forme que ce soit, et la gestion de ces participations. La Société peut notamment acquérir par souscription, achat et échange ou de toute autre manière tous titres, actions et autres valeurs de participation, obligations, créances, certificats de dépôt, prêts, créances et autres instruments de dette, et plus généralement, toutes valeurs mobilières et instruments financiers émis par toute entité publique ou privée. Elle peut participer à la création, au développement, à la gestion et au contrôle de toute société ou entreprise. Elle peut en outre investir dans l’acquisition et la gestion d’un portefeuille de brevets ou d’autres droits de propriété intellectuelle de quelque nature ou origine que ce soit.

3.2

La Société peut emprunter sous quelque forme que ce soit. Elle peut procéder à l’émission de billets à ordre, d’obligations et de tous types de titres et instruments de dette ou de capital. La Société peut prêter des fonds, y compris notamment les revenus de tous emprunts, à ses filiales, sociétés affiliées (comprenant société mère et société sœur), ainsi qu’à toutes autres sociétés. La Société peut également consentir des garanties et nantir, céder, grever de charges ou autrement créer et accorder des sûretés sur toute ou partie de ses actifs afin de garantir ses propres obligations et celles de toute autre société et, de manière générale, en sa faveur et en faveur de toute autre société ou personne. En tout état de cause, la Société ne peut effectuer aucune activité réglementée du secteur financier sans avoir obtenu l’autorisation requise pour l’exercice de ces activités.

3.3	La Société peut employer toutes les techniques et instruments nécessaires à une gestion efficace de ses investissements et à sa protection contre les risques de crédit, les fluctuations monétaires, les fluctuations de taux d’intérêt et autres risques.

3.4	La Société peut effectuer toutes les opérations commerciales, financières ou industrielles et toutes les transactions concernant des biens immobiliers ou mobiliers qui, directement ou indirectement, favorisent ou se rapportent à son objet social.

Art. 4.	Durée

4.1	La Société est constituée pour une durée indéterminée.

4.2	La Société ne sera pas dissoute en raison de la mort, de la suspension des droits civils, de l’incapacité, de l’insolvabilité, de la faillite, de la liquidation ou de tout autre évènement similaire affectant un ou plusieurs Actionnaires.

II. CAPITAL – ACTIONS

Art. 5.	Capital

5.1	Le capital social est fixé à trente et un mille euros (EUR 31,000.-), représenté par une (1) action de commandité (l’Action de Commandité) et trente mille neuf cent quatre-vingt-dix-neuf (30,999) actions ordinaires (les Actions Ordinaires), toutes sous forme nominative et ayant une valeur nominale de un euro (EUR 1.-) chacune.

L’ Action de Commandité et les Actions Ordinaires sont collectivement désignées comme les Actions et individuellement une Action.

5.2	Le capital social peut être augmenté ou réduit à une ou plusieurs reprises par une résolution de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts.

Art. 6.	Actions

6.1	Les Actions sont indivisibles et la Société ne reconnaît qu’un (1) seul propriétaire par action.

6.2	Les Actions sont et resteront sous forme nominative.

6.3	Un registre des Actions est tenu au siège social et peut être consulté à la demande de chaque Actionnaire.

6.4	Une cession d’Action(s) s’opère par la mention sur le registre des Actions, d’une déclaration de transfert, valablement datée et signée:

(i)	par le cédant et le cessionnaire ou par leurs mandataires; ou

(ii)	par un quelconque mandataire de la Société,

suivant une notification à, ou une acceptation par la Société, conformément à l’article 1690 du Code Civil luxembourgeois.

6.5	Tout autre document établissant l’accord du cédant et du cessionnaire, dûment signé par les deux parties, peut également être accepté par la Société comme preuve du transfert d’Actions.

6.6	Le transfert de l’Action de Commandité requiert une approbation de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts.

6.7	La Société peut racheter ses propres Actions dans les limites prévues par la Loi.

III. GESTION – REPRESENTATION

Art. 7.	Gérance

7.1	La Société est gérée par l’Actionnaire Commandité pour la durée de la Société, à moins que l’Actionnaire Commandité ne démissionne ou ne soit révoqué pour cause légitime, auquel cas une approbation de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts, est requise.

7.2	Tous les pouvoirs non expressément réservés par la Loi ou les Statuts aux Actionnaires ou au(x) Réviseur(s) d’Entreprises (tel(s) que défini(s) à l’article 11) sont de la compétence de l’Actionnaire Commandité, qui a tous les pouvoirs pour effectuer et approuver tous les actes et opérations conformes à l’objet social.

7.3	Des pouvoirs spéciaux ou limités peuvent être délégués par l’Actionnaire Commandité à un ou plusieurs agents pour des tâches spécifiques.

7.4	Les transactions conclues par la Société qui sont en conflit avec l’intérêt de son Actionnaire Commandité doivent être signalées dans un procès-verbal. Cela ne concerne pas des opérations courantes conclues dans des conditions normales par la Société. Aucun contrat ou autre transaction entre la Société et toute autre société ne seront affectés ou invalidés par le fait que l’Actionnaire Commandité ou tout autre mandataire de la Société soit intéressé dans la transaction, ou soit un membre du conseil d’administration, un actionnaire, un mandataire ou employé de cette autre société ou personne.

Art. 8.	Représentation

8.1	La Société est engagée vis-à-vis des tiers, en toutes circonstances, par la signature de l’Actionnaire Commandité.

8.2	La Société est également engagée vis-à-vis des tiers par la signature conjointe ou unique de toutes personnes à qui des pouvoirs de signature spéciaux ont été délégués.

IV. ASSEMBLEE GENERALE DES ACTIONNAIRES

Art. 9.	Pouvoirs et droits de vote

9.1	Les résolutions des Actionnaires sont adoptées lors des assemblées générales des Actionnaires (chacune une Assemblée Générale).

9.2	Chaque action donne droit à un (1) vote.

Art. 10.	Convocations, quorum, majorité et procédure de vote

10.1	Les Actionnaires peuvent être convoqués aux Assemblées Générales à l’initiative de l’Actionnaire Commandité. Les Actionnaires doivent y être convoqués à la demande des Actionnaires représentant plus de dix pourcent (10%) du capital social.

10.2	Une convocation écrite à toute Assemblée Générale est donnée à tous les Actionnaires au moins huit (8) jours avant la date de l’assemblée, sauf en cas d’urgence, auquel cas la nature et les circonstances de cette urgence doivent être précisées dans la convocation à ladite assemblée.

10.3	Les Assemblées Générales se tiennent aux lieu et heure précisés dans les convocations.

10.4	Si tous les Actionnaires sont présents ou représentés et se considèrent comme ayant été valablement convoqués et informés de l’ordre du jour de l’Assemblée Générale, l’Assemblée Générale peut se tenir sans convocation préalable.

10.5	Un Actionnaire peut donner une procuration écrite à toute autre personne ou entité (qui ne doit pas être un actionnaire) afin de le représenter à toute Assemblée Générale.

10.6	Tout Actionnaire peut participer à toute Assemblée Générale par téléphone ou visioconférence, ou par tout autre moyen de communication similaire permettant à l’ensemble des personnes participant à la réunion de s’identifier, de s’entendre et de se parler. La participation à la réunion par un de ces moyens équivaut à une participation en personne à une telle réunion.

10.7	Tout Actionnaire peut voter au moyen de formulaires de vote fournis à cet effet par la Société. Les formulaires de vote doivent indiquer la date, le lieu et l’ordre du jour de la réunion et le texte des résolutions proposées. Pour chaque résolution, le formulaire doit contenir trois cases permettant de voter en faveur de cette résolution, de voter contre ou de s’abstenir. Les formulaires de vote doivent être renvoyés par les Actionnaires au siège social de la Société. Pour le calcul du quorum et de la majorité, il ne sera tenu compte que des formulaires de vote reçus par la Société avant la réunion de l’Assemblée Générale. Les formulaires de vote dans lesquels ne sont mentionnés ni un vote (en faveur ou contre les résolutions proposées) ni une abstention, sont nuls.

10.8	Les décisions de l’Assemblée Générale sont adoptées à la majorité simple des voix exprimées, quelle que soit la proportion du capital social représenté.

10.9	Une Assemblée Générale extraordinaire ne peut modifier les Statuts que si la moitié au moins du capital social est représentée et que l’ordre du jour indique les modifications statutaires proposées ainsi que le texte de celles qui modifient l’objet social ou la forme de la Société. Si ce quorum n’est pas atteint, une deuxième Assemblée Générale peut être convoquée par annonces insérées deux fois, à quinze (15) jours d’intervalle au moins et quinze (15) jours avant l’Assemblée Générale, dans le Mémorial et dans deux journaux du Grand-Duché de Luxembourg. Ces convocations reproduisent l’ordre du jour de la réunion et indiquent la date et les résultats de la précédente réunion. La seconde Assemblée Générale délibère valablement quelle que soit la proportion du capital représenté. Dans les deux Assemblées Générales, les résolutions doivent être adoptées par au moins les deux tiers des voix exprimées, lesquels doivent inclure l’approbation de l’Actionnaire Commandité, sauf précisé autrement par les Statuts. Si l’Actionnaire Commandité est révoqué pour raison légitime, aucun changement de l’article 1 des Statuts ne requiert l’approbation de l’Actionnaire Commandité.

10.10	Toute modification statutaire ou transfert d’Actions entraînant un changement de l’Actionnaire Commandité exige le consentement unanime de tous les Actionnaires (sauf qu’en cas de faillite, liquidation ou situation similaire de l’Actionnaire Commandité, le consentement de l’Actionnaire Commandité ou de son représentant légal ne sera pas requis).

10.11	Toute modification statutaire introduisant dans les Statuts un conseil de surveillance au lieu du/des Réviseur(s) d’Entreprises (tel(s) que défini(s) à l’article 11) exige le consentement unanime de tous les Actionnaires.

10.12	Tout changement de nationalité de la Société ainsi que toute augmentation de l’engagement d’un Actionnaire dans la Société (étant entendu que toute augmentation des engagements de l’Actionnaire Commandité conjointement avec la Société ne sera pas considérée comme augmentation des engagements de l’Actionnaire Commandité dans la Société) exige le consentement unanime des Actionnaires et des obligataires (s’il y a lieu).

V. CONTROLE – COMPTES ANNUELS – AFFECTATION DES BENEFICES

Art. 11.	Réviseurs d’entreprises

11.1	Les comptes et les opérations de la Société sont contrôlés, revus et audités par un ou plusieurs réviseurs d’entreprises agréés (ci-après Réviseur(s) d’Entreprises) La Société n’a pas de conseil de surveillance.

11.2	L’Assemblée Générale nomme le(s) Réviseur(s) d’Entreprises et détermine leur nombre, leur rémunération et la durée de leur mandat, lequel ne peut dépasser six (6) ans, mais peut être renouvelé.

Art. 12.	Exercice social et approbation des comptes annuels

12.1	L’exercice social commence le premier (1) juillet et se termine le trente (30) juin de chaque année.

12.2	Chaque année, l’Actionnaire Commandité dresse le bilan et le compte de profits et pertes ainsi qu’un inventaire indiquant la valeur des actifs et passifs de la Société, avec une annexe résumant les engagements de la Société ainsi que les dettes de l’ Actionnaire Commandité envers la Société.

12.3	Un mois avant l’Assemblée Générale annuelle, l’Actionnaire Commandité remet les pièces, avec un rapport sur les opérations de la Société au(x) Réviseur(s) d’Entreprises, qui doivent ensuite faire un rapport contenant leurs propositions.

12.4	L’Assemblée Générale annuelle se tient à l’adresse du siège social ou en tout autre lieu dans la municipalité du siège social, comme indiqué dans la convocation, le deuxième lundi du mois de novembre de chaque année à 10 heures. Si ce jour n’est pas un jour ouvré à Luxembourg, l’Assemblée Générale annuelle se tient le jour ouvré suivant.

12.5	L’Assemblée Générale annuelle peut se tenir à l’étranger si, selon la discrétion absolue de l’ Actionnaire Commandité, des circonstances exceptionnelles le requièrent.

Art. 13.	Affectation des bénéfices

13.1	Cinq pour cent (5%) des bénéfices nets annuels de la Société sont affectés à la réserve requise par la Loi (la Réserve Légale). Cette affectation cesse d’être exigée quand la Réserve Légale atteint dix pour cent (10%) du capital social.

13.2	L’Assemblée Générale décide de l’affectation du solde des bénéfices nets annuels. Elle peut allouer ce bénéfice au paiement d’un dividende (auquel cas l’approbation de l’Actionnaire Commandité est requise), l’affecter à un compte de réserve ou le reporter en respectant les dispositions légales applicables.

13.3	Des dividendes intérimaires peuvent être distribués à tout moment, aux conditions suivantes:

(i)	des comptes intérimaires sont établis par l’Actionnaire Commandité;

(ii)	ces comptes intérimaires montrent que des bénéfices et autres réserves (en ce compris la prime d’émission) suffisants sont disponibles pour une distribution; étant entendu que le montant à distribuer ne peut excéder le montant des bénéfices réalisés depuis la fin du dernier exercice social dont les comptes annuels ont été approuvés, le cas échéant, augmenté des bénéfices reportés et des réserves distribuables, et réduit par les pertes reportées et les sommes à affecter à la réserve légale ou statutaire ; et

(iii)	la décision de distribuer des dividendes intérimaires est adoptée par l’Actionnaire Commandité dans les deux (2) mois suivant la date des comptes intérimaires; et

(iv)	le(s) Réviseur(s) d’Entreprises doivent préparer un rapport au Conseil qui doit vérifier si les conditions prévues ci-dessous ont été remplies.

VI. DISSOLUTION – LIQUIDATION

14.1.	La Société peut être dissoute à tout moment, par une résolution de l’Assemblée Générale, adoptée selon les modalités requises pour la modification des Statuts. L’Assemblée Générale nomme un ou plusieurs liquidateurs, qui n’ont pas besoin d’être Actionnaires, pour réaliser la liquidation et détermine leur nombre, pouvoirs et rémunération. Sauf décision contraire de l’Assemblée Générale, les liquidateurs sont investis des pouvoirs les plus étendus pour réaliser les actifs et payer les dettes de la Société.

14.2.	Le boni de liquidation résultant de la réalisation des actifs et du paiement des dettes, s’il y en a, est distribué aux Actionnaires proportionnellement aux actions détenues par chacun d’entre eux.

VII. DISPOSITIONS GENERALES

15.1.	Les convocations et communications, respectivement les renonciations à celles-ci, sont faites, et les résolutions circulaires sont établies par écrit, téléfax, e-mail ou tout autre moyen de communication électronique.

15.2.	Les procurations sont données par tout moyen mentionné ci-dessus.

15.3.	Les signatures peuvent être sous forme manuscrite ou électronique, à condition que les signatures électroniques remplissent l’ensemble des conditions légales requises pour pouvoir être assimilées à des signatures manuscrites. Les signatures des résolutions circulaires ou des résolutions adoptées par téléphone ou visioconférence peuvent être apposées sur un original ou sur plusieurs copies du même document, qui ensemble, constituent un seul et unique document.

15.4.	Pour tous les points non expressément prévus par les Statuts, il est fait référence à la loi applicable et, sous réserve des dispositions légales d’ordre public, à tout accord présent ou futur conclu entre les Actionnaires.

15.5.	Les Statuts sont établis en langue anglaise, suivis d’une version française ; en cas de divergence entre le texte anglais et le texte français, le texte anglais fera foi.

DISPOSITION TRANSITOIRE

Le premier exercice social commence à la date du présent acte et s’achève le 30 juin 2015.

SOUSCRIPTION ET LIBERATION

Harman International Industries, Incorporated, représenté comme indiqué ci-dessus, déclare souscrire à trente mille neuf cent quatre-vingt-dix-neuf (30,999) Actions Ordinaires sous forme nominative, ayant une valeur nominale de un euro (EUR 1.-) chacune, et de les libérer intégralement par un apport en numéraire d’un montant de trente mille neuf cent quatre-vingt-dix-neuf euros (EUR 30,999.-).

Harman Finance International GP S.à r.l., représenté comme indiqué ci-dessus, déclare souscrire à une (1) Action de Commandité sous forme nominative, ayant une valeur nominale de un euro (1), et de les libérer intégralement par un apport en numéraire d’un montant de un euro (EUR 1.-).

Le montant de trente et un mille euros (EUR 31,000.-) est à la disposition de la Société, comme il a été prouvé au notaire instrumentant.

FRAIS

Les dépenses, coûts, honoraires et charges de toutes sortes qui incombent à la Société du fait de sa constitution s’élèvent approximativement à mille quatre cent Euros (EUR 1.400.-).

RESOLUTIONS DES ACTIONNAIRES

Immédiatement après la constitution de la Société, les Actionnaires de la Société, représentant l’intégralité du capital social souscrit, ont adopté les résolutions suivantes:

1.	Harman Finance International GP S.à r.l. est nommé en tant qu’actionnaire-gérant commandité de la Société, avec Todd Andrew Suko, avocat, né le 4 décembre 1966 à California, Etats-Unis, ayant son adresse professionnelle à 400 Atlantic Street, 15th Floor, Stamford, Connecticut 06901, Etats-Unis d’Amérique, comme représentant permanent.

2.	Le siège social de la Société est établi au 6, rue Eugène Ruppert, L-2453 Luxembourg, Grand-Duché du Luxembourg.

3.	KMPG Luxembourg S.à r.l., ayant son siège social au 39, Avenue John F. Kennedy, L-1855 Luxembourg est nommé en qualité de réviseur d’entreprises agréé de la Société pour une durée de six ans.

DECLARATION

Le notaire soussigné, qui comprend et parle l’anglais, déclare qu’à la requête des parties comparantes, mentionnées ci-dessus, le présent acte est établi en langue anglaise, suivi d’une version française et, à la requête des même parties comparantes, en cas de divergence entre le texte anglais et le texte français, le texte anglais fera foi.

Dont acte, fait et passé à Echternach, date qu’en tête des présentes.

Lecture du document ayant été faite au mandataire des parties comparantes, celui-ci a signé, avec Nous le notaire instrumentant, le présent acte.

Pour Copie Conforme

le 21 AVR. 2015

/s/ Henri Beck